                                                                    EXHIBIT 4.61

CLIFFORD                                                          CONFORMED COPY

CHANCE

PUNDER

                           MARCONI COMMUNICATIONS GMBH

                                   AS ASSIGNOR

                                       AND

                   THE LAW DEBENTURE TRUST CORPORATION p.l.c.

                               AS SECURITY TRUSTEE

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                      SHAREHOLDER LOAN ASSIGNMENT AGREEMENT

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

                                    CONTENTS

CLAUSE                                                                                                    PAGE
1.       Definitions and Languages.....................................................................     2

2.       Secured Obligations...........................................................................     3

3.       Assignment....................................................................................     3

4.       Information...................................................................................     3

5.       Transfer of Ancillary Rights..................................................................     4

6.       Collection of Receivables by the Assignor.....................................................     4

7.       Right to Realisation upon Enforcement Event...................................................     5

8.       Limitation of Security........................................................................     5

9.       Further Assurance.............................................................................     7

10.      Release (Sicherheitenfreigabe)................................................................     7

11.      Bookkeeping and Data-Processing...............................................................     8

12.      Expenses, Costs and Taxes.....................................................................     9

13.      Partial Invalidity, Waiver....................................................................    10

14.      Amendments; Waiver............................................................................    10

15.      Notices and their Language....................................................................    10

16.      Applicable Law, Jurisdiction..................................................................    12

18.      Effectiveness.................................................................................    13

19.      Counterparts..................................................................................    13

THIS AGREEMENT is made the 16th day of May 2003

BETWEEN:

1. Marconi Communications GmbH, a limited liability company organised under the laws of the Federal Republic of Germany, having its business address at GerberstraBe 33, D-71522 Backnang, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Backnang under HRB 1563 (the "ASSIGNOR"); and

2. The Law Debenture Trust Corporation p.l.c., having its business address at Fifth Floor, 100 Wood Street, London, EC2V 7EX, England in its capacity as security trustee under the Relevant Documents (the "SECURITY TRUSTEE").

WHEREAS:

(A) Marconi Corporation p.l.c. (the "ISSUER") has agreed to issue the following notes:

         (i)      USD equivalent of GBP 450,000,000 senior secured notes due
                  2008;

         (ii) USD 300,000,000 plus USD equivalent of GBP 117,270,000 of junior secured notes due 2008;

                  the notes under (i) being documented in a senior note indenture dated on or about 19 May 2003 between, inter alios, the Issuer and Law Debenture Trust Company of New York as Senior Note Trustee and the notes under (ii) being documented in a junior note indenture dated on or about 19 May 2003 between, inter alios, the Issuer and JPMorgan Chase Bank as Junior Note Trustee (together the "INDENTURES").

(B) The security created by or pursuant to this Agreement is to be granted to and administered by the Security Trustee for itself and as trustee of the Secured Creditors pursuant to the relevant provisions of a security trust and intercreditor deed dated on or about 19 May 2003 between, inter alios, the Issuer, Law Debenture Trust Company of New York as Senior Note Trustee, JPMorgan Chase Bank as Junior Note Trustee, the Security Trustee and the Obligors (as defined therein including the Assignor) as amended from time to time (the "SECURITY TRUST AND INTERCREDITOR DEED").

(C) The Assignor has agreed to assign the Receivables (as defined below) as security for the payment and discharge of the Secured Obligations (as defined below) subject to the terms and conditions set out herein.

NOW, IT IS AGREED as follows:

1.       DEFINITIONS AND LANGUAGES

1.1      In this Agreement:

         "AUTHORIZATION" has the meaning given to it in Clause 6.

         "CONTINUING" in relation to an Enforcement Event, shall be construed as a reference to an acceleration of any Secured Obligation (other than Secured Obligations arising under the New Bonding Facility Agreement) where such acceleration has not been rescinded in writing or a declaration that the Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a Secured Creditor to perform its obligations under the Relevant Documents) where such declaration has not been revoked in writing or any failure by an Obligor to pay any principal amount in respect of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise which has not been waived in writing. For the purposes of this definition of "continuing" the expression "Secured Obligations" shall have the same meaning as in the Security Trust and Intercreditor Deed.

         "RECEIVABLES" means all present and future rights and claims owing to the Assignor and originating from shareholders loans, including but not limited to those specified in Schedule 1.

         "SECURED OBLIGATIONS" has the meaning given to it under clause 2.

         "SECURITY TRUST AND INTERCREDITOR DEED" has the meaning given to it in Clause (B) of the recitals.

1.2 Unless otherwise defined herein or unless the context requires, capitalised terms shall have the same meaning as ascribed thereto in the Security Trust and Intercreditor Deed.

1.3 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.4 The parties hereto each acknowledge that the Security Trustee, when acting hereunder, shall, to the extent permitted under the laws of Germany, be acting in accordance with and subject to the terms of the Security Trust and Intercreditor Deed.

2.       SECURED OBLIGATIONS

         The assignment hereunder (the "ASSIGNMENT") is constituted in order to secure together with other security granted by the Assignor the prompt and complete satisfaction of any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Assignor to the Secured Creditors or any of them (including any future assignee or transferee of any of the Secured Creditors by way of transfer or assignment (including by way of assumption of debt (Vertragsubernahme)) under the Relevant Documents (including, but not limited to the parallel obligations of the Assignor pursuant to clause 3 of the Security Trust and Intercreditor Deed to pay to the Security Trustee sums equal to the sums owed by the Assignor to the Secured Creditors or any of them) (the "SECURED OBLIGATIONS") up to an aggregate amount of EUR 170 million.

3.       ASSIGNMENT

3.1 The Assignor hereby assigns the Receivables to the Security Trustee in its capacity as Security Trustee for the benefit of the Secured Creditors.

3.2      The Security Trustee hereby accepts the assignment of the Receivables.

3.3 Subject to clause 3.4 below the existing Receivables shall pass over to the Security Trustee on execution of this Agreement, and any future Receivables shall pass over to the Security Trustee at the date such Receivables arise.

3.4 Notwithstanding the other provisions in this Clause 3 the assignment of all Receivables shall be effective only if and upon the condition (aufschiebende Bedingung) that the aggregate amount of Receivables owed to the Assignor exceeds GBP 20 million or its equivalent in any other currency.

4.       INFORMATION

4.1 The Assignor shall, upon request of the Security Trustee deliver to the Security Trustee such further information on the Receivables as deemed necessary by the Security Trustee.

4.2 The Assignor undertakes to provide the Security Trustee promptly at its request with all information and documents which are necessary for perfecting and/or enforcing the security created hereby.

5.       TRANSFER OF ANCILLARY RIGHTS

5.1 Together with all the Receivables assigned and transferred in accordance with this Agreement, all securities, collateral and all ancillary rights pertaining thereto, as well as all rights resulting from the underlying agreements (hereinafter together with the Receivables referred to as the "COLLATERAL"), are hereby transferred to and assigned to the Security Trustee, to the extent such rights are not automatically transferred to the Security Trustee pursuant to Section 401 of the German Civil Code (Burgerliches Gesetzbuch). The Assignor's claims to demand repossession against the direct possessor are assigned to the Security Trustee at the same time.

5.2 If the Assignor is in direct possession of the Collateral, the delivery of such Collateral shall be substituted by the Assignor holding the Collateral in gratuitous custody for the Security Trustee.

6.       COLLECTION OF RECEIVABLES BY THE ASSIGNOR

         The Security Trustee authorises the Assignor to collect the Receivables (such authorization hereinafter referred to as the "AUTHORIZATION") to the extent not expressly prohibited by the terms of the Indentures. The Security Trustee may revoke the Authorization upon the occurrence of an Insolvency Event of Default and the Security Trustee shall revoke the Authorization if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing, whereupon the Assignor may continue to collect the Receivables but shall promptly surrender the proceeds to the Security Trustee. Until the requirements set out in Clause 7.1 are met the Security Trustee shall treat such proceeds as additional collateral for the Secured Obligations. To the extent that the Authorization is revoked, the Security Trustee may request that copies of all documents relating to the Receivables be handed over to it and the Assignor hereby agrees to comply with any such request. For the avoidance of doubt nothing in this Clause 6 shall restrict the right of the Security Trustee to enforce its rights under Clause 7 if the requirements set out in Clause 7.1 are met.

7.       RIGHT TO REALISATION UPON ENFORCEMENT EVENT

7.1 At any time after the occurrence of an Enforcement Event which is continuing and the Security Trustee (acting on instructions received pursuant to the terms of the Security Trust and Intercreditor Deed) giving notice to the Issuer thereof and if any of the Secured Obligations became due and payable the Security Trustee shall, in its discretion, be entitled to arrange for the collection or disposal of Receivables for and on behalf of the Secured Creditors in accordance with the provisions of this Clause 7.

7.2 To the extent that the Authorization is revoked, the Security Trustee may request that originals of all documents relating to the Receivables be handed over to it and the Assignor hereby agrees to comply with any such request.

7.3 The Security Trustee shall realise all or part of the Collateral to the extent necessary to satisfy any outstanding Secured Obligations by collecting all or part of the Receivables, it being understood that the Security Trustee shall apply the proceeds of such realisation towards the Secured Obligations in accordance with and subject to the terms of the Security Trust and Intercreditor Deed.

7.4 The Security Trustee may request the Assignor to collect the Receivables for and on behalf of the Secured Creditors and the Assignor shall promptly comply with such request.

7.5 If the Security Trustee collects any Receivables pursuant to this Clause 7, it may take all measures and enter into all agreements with the debtors of the Receivables which it considers to be expedient.

7.6 With respect to the realisation of the Collateral, the Security Trustee will take into consideration the legitimate interest of the Assignor.

8.       LIMITATION OF SECURITY

8.1 The right to enforce the security interests created hereunder shall, to the extent that the Secured Obligations represent those of an affiliated company (verbundenes Unternehmen) within the meaning of
         Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of the Assignor (other than any of the Assignor's subsidiaries), at all times be limited to an amount equal to the Assignor's assets (the calculation of which shall take into account the captions reflected in
         Section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the sum of (A) the Assignor's liabilities (the calculation of which shall take into account the captions reflected in Section 266 subsection (3) B, C and D of the count the captions reflected in Section(3)B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the Assignor (the "NET ASSETS").

8.2 The Assignor shall realise, to the extent legally permitted and, in respect of the Assignor, commercially justifiable, in a situation where the Assignor does not have sufficient Net Assets to maintain its registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for the Assignor's business (betriebsnotwendig).

8.3 The Security Trustee shall enforce any security interest created hereunder against the Assignor in accordance with the following procedure:

                  (i) The Assignor shall, following a notification by the Security Trustee to the Assignor that an Enforcement Event has occurred and that the Security Trustee intends to enforce the security interests created hereunder, deliver to the Security Trustee within sixty days of such notification an auditors' determination from a firm of auditors of international standard and reputation (the "AUDITORS' DETERMINATION") stating the value of the Net Assets, i.e., the amounts which may be claimed against the Assignor under the security interests created hereunder having regard to Sections 30 and 31 of the German Limited Liability Companies Act.

                  (ii) The Auditors' Determination, i.e., the amount which may be claimed against the Assignor under the security interests created hereunder, having regard to Section 30 and 31 of the German Limited Liability Companies Act, shall take into account the generally accepted accounting principles applicable from time to time in Germany (GAAP) and be based on the same principles that were applied when establishing the previous year's balance sheet.

                  (iii) The amount specified in the relevant Auditors' Determination pertaining to the Assignor shall be up-to-date and in any event such Auditors' Determination shall have been prepared as of a date no earlier than 15 business days prior to the date of notification by the Security Trustee to the Assignor that it intends to enforce the security interests created hereunder.

(iv) If the Assignor fails to deliver the Auditors' Determination to the Security Trustee within the sixty day period stated in (i) above, the Security Trustee shall be entitled to enforce the security interests created hereunder against the Assignor without limitation.

9.       FURTHER ASSURANCE

         Insofar as additional documents, declarations or actions (including making all filings and registrations) are necessary for the creation, perfection, protection or maintenance of the security interests created (or purported to be created) hereunder (or any of them) in favour of the Security Trustee or for the exercise of all rights, powers and remedies of the Security Trustee provided by or pursuant to this Agreement or by law or to facilitate the realisation of the security interests created (or purported to be created) hereunder (or any of them), the Assignor shall at the Security Trustee's request enter into or provide such documents, make such declarations and/or undertake such actions at the Assignor's cost and expense.

10.      RELEASE (SICHERHEITENFREIGABE)

10.1 Upon complete and irrevocable satisfaction of the Secured Obligations, the Security Trustee shall (in accordance with the terms and subject to the conditions and circumstances set out in the Security Trust and Intercreditor Deed and without recourse to, or any representations or warranty by, the Security Trustee or any of its nominees) at the cost and expense of the Assignor reassign and/or transfer, as the case may require, to the Assignor, which shall accept such re-assignment and/or re-transfer, the Collateral and surrender the excess proceeds, if any, resulting from any realisation thereof. The Security Trustee will, however, transfer any Receivables to a third person if so required by law.

10.2 At any time when the total value of the aggregate security granted by the Assignor to secure the Secured Obligations (the "SECURITY") which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the "LIMIT") not only temporarily, the Security Trustee shall (in accordance with the terms and subject to the conditions and circumstances set out in the Security Trust and Intercreditor Deed and without recourse to, or any representations or warranty by, the Security Trustee or any of its nominees) on demand of the Assignor release such part of the Security (Sicherheitenfreigabe) as the Security Trustee may in its discretion determine so as to reduce the realisable value of the Security to the Limit.

11.      BOOKKEEPING AND DATA-PROCESSING

11.1 If proof or documents which are necessary to identify the Collateral have been handed over by the Assignor to a third party (in particular a bookkeeping firm or a tax consultant) the Assignor hereby transfers (on condition of (aufschiebende Bedingung) (i) the occurrence of an Insolvency Event of Default or (ii) notice by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing)to the Security Trustee, who accepts such transfer, its right to demand from such third party the return of the information and documents. The Assignor hereby undertakes to instruct the third party upon such transfer to provide the Security Trustee upon its demand with such information and documents which are necessary to perfect and/or enforce the security created hereby.

11.2 If details concerning the Collateral or any part thereof have been stored in an electronic data-processing system, then, upon the occurrence of an Insolvency Event of Default or upon request by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing, the Assignor shall allow the Security Trustee access to the computer, including the peripheral equipment and all data concerning the Collateral or such part thereof. Moreover, software operators shall be made available insofar as so required, and any assistance required shall be provided to the Security Trustee. If a third party handles the electronic processing of data, the Assignor hereby transfers (on condition of (aufschiebende Bedingung) (i) the occurrence of an Insolvency Event of Default or (ii) notice by the Security Trustee if the Security Trustee has been so instructed pursuant to the Security Trust and Intercreditor Deed upon or at any time after the occurrence of an Event of Default which is continuing) to the Security Trustee, who accepts this transfer, all rights against such third party relating to these services. The Assignor hereby undertakes to instruct the third party upon such transfer to handle the processing of data for the Security Trustee upon its demand as it did for the Assignor.

11.3 After transfer of the rights to the Security Trustee as contemplated in Clauses 11.1 and 11.2, the Security Trustee shall promptly upon request of the Assignor or after the Security Trustee receiving instructions pursuant to the Security Trust and Intercreditor Deed instruct the third party to provide the Assignor with such services and information as necessary for the Assignor in connection with the preparation and delivery of the Auditors' Determination.

12.      EXPENSES, COSTS AND TAXES

12.1     EXPENSES

         The Assignor shall, from time to time and promptly on demand by the Security Trustee reimburse to the Security Trustee all costs and expenses (including legal fees) on a full indemnity basis together with any applicable VAT incurred by the Security Trustee and any Delegate (provided that in relation to sub-clause (i) of this Clause 12, such costs and expenses must be properly incurred) in connection with:

                  (i) the execution, release and discharge of this Agreement and the security created or intended to be created in respect of the Collateral and the perfection of the security contemplated in this Agreement or in any such documents or forming part of the security created or intended to be created in respect of the Collateral;

                  (ii) the actual or contemplated exercise, preservation and/or enforcement of any of the rights, powers and remedies of, or the performance of the duties and obligations of, the Security Trustee or any Delegate, or any amendment or waiver in respect of this Agreement;

                  (iii)    the foreclosure of any Collateral; and

                  (iv) the preservation and/or enforcement of the security created or intended to be created in respect of the Collateral,

                  which shall carry interest (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of such demand until so reimbursed calculated on a daily basis at the rate determined in accordance with the provisions of clause 18.4 (Interest on Demands) of the Security Trust and Intercreditor Deed.

12.2     TAXES

         The Assignor shall pay, promptly on demand of the Security Trustee all stamp, registration, notarial and other similar Taxes or fees paid or payable by the Security Trustee in connection with any action taken or contemplated by or on behalf of the Security Trustee for perfecting, enforcing, releasing, cancelling, reassigning or resolving any doubt concerning, or for any other purpose in relation to this Agreement, any amendment thereto, any transfer and/or assignment of the rights and/or obligations under the same or the security created or intended to be created in respect of the Collateral and shall, from time to time, indemnify the Security Trustee promptly on demand against any liabilities, costs, claims and expenses resulting from any failure to pay by the Assignor or any delay by the Assignor in paying any such Taxes or fees.

13.      PARTIAL INVALIDITY, WAIVER

13.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that provision shall as to that jurisdiction be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions of this Agreement or of such provisions in any other jurisdiction. The invalid or unenforceable provision shall be deemed replaced by a valid, legal and enforceable provision which comes as close as possible to the orginal intent of the parties as to the invalid, illegal or unenforceable provision. This shall apply analogously in the case of gaps.

13.2 No failure to exercise, nor any delay in exercising, on the part of the Security Trustee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

14.      AMENDMENTS; WAIVER

         This Agreement may be amended, modified or waived only in writing in an agreement signed by the Security Trustee. This also applies to this Clause 14.

15.      NOTICES AND THEIR LANGUAGE

15.1 Each communication under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

15.2 Any communication or document to be made or delivered under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers (and for the attention of the department or officer noted):

         for the Assignor:               Marconi Communications GmbH
                                         Address:   GerberstraBe 33
                                                    D-71522 Backnang

                                         Fax:       07191 13 2419
                                         Attention: Hans-Werner Altermann
                                                    Legal Advisor

         for the Security Trustee: The Law Debenture Trust Corporation p.l.c.

                                         Address:   Fifth Floor
                                                    100 Wood Street
                                                    London EC2V 7EX
                                                    England

                                         Fax:       +44 20 7696 5261

                                         Attention: Manager Trust Adminstration

         or to such other address as the recipient may notify or may have notified to the other party in writing.

15.3     DELIVERY

15.3.1 Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

         (a)      if by way of fax, when received in legible form; or

         (b) if by way of letter, when it has been left at the address specified in Clause 15.2 above or five Business Days after being deposited in the post postage prepaid in an envelope addressed to the addressee at that address, and, if a particular department or officer is specified as part of that address, if addressed to that department or officer.

15.3.2 Notwithstanding the provisions of sub-clause 15.3.1 (b) above, any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified in Clause 15.2 (or any substitute department or officer as such person shall specify for this purpose).

15.4 Any notice given under or connection with this Agreement shall be in the English language. All other documents provided under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English which if reasonably requested by the Security Trustee shall be a certified translation. In the event of any conflict between the English text and the text in any other language, the English text shall prevail unless the document is a contractual, statutory or other official document.

16.      APPLICABLE LAW, JURISDICTION

16.1     APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

16.2     GERMAN COURTS

         The courts of Frankfurt am Main have exclusive jurisdiction to settle any dispute (a "DISPUTE") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

16.3     CONVENIENT FORUM

         The parties agree that the courts of Frankfurt am Main are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

16.4     NON-EXCLUSIVE JURISDICTION

         This Clause 16 is for the benefit of the Secured Creditors only. As a result it does not prevent any Secured Creditor from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the Secured Creditors may take concurrent Proceedings in any number of jurisdictions.

17.      ASSIGNMENT

         The Security Trustee may assign and transfer all or any of its rights and obligations under this Agreement in accordance with the Security Trust and Intercreditor Deed. To the extent legally permissible the Security Trustee shall be entitled to disclose such information concerning the Assignor and this Agreement as the Security Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

18.      EFFECTIVENESS

         This Agreement shall become effective only subject to the condition precedent and at the time of the first original issuance of the Senior Notes.

19.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

                                   SCHEDULE 1

                                SHAREHOLDER LOANS

                                 SIGNATURE PAGES

THIS SHAREHOLDER LOAN ASSIGNMENT AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING BY:

MARCONI COMMUNICATIONS GmbH

By: MARY SKELLY
    Name:  Mary Skelly
    Title: Attorney

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

By: R. D. RANCE
    Name:  R. D. Rance
    Title: Director

                                     - 15 -